Exhibit 99.1
N e w s  R e l e a s e

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	August 14, 2008
ELS ACQUIRES PRIVILEGED ACCESS OPERATIONS
CHICAGO, IL — August 14, 2008 — Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced the acquisition of substantially all of the assets and certain liabilities of Privileged Access, LP (“Privileged Access”) for a note payable of $2.0 million. Privileged Access is an RV and vacation membership business with approximately 130,000 members, which leased approximately 24,300 sites at 82 of the Company’s properties. The $2.0 million unsecured note payable matures on August 14, 2010 and accrues interest at 10 percent per annum. The Company received a fairness opinion regarding the terms of the transaction. Concurrent with the acquisition, all leases between Privileged Access and the Company were terminated and the operations of Privileged Access will be included in the Company’s financial results.
     The Company will provide additional guidance as to the impact of this transaction on its business in the third quarter 2008 earnings press release and related conference call. As a result of the acquisition, nonrefundable up front payments from the sale of membership or right-to-use contracts will be deferred and recognized as revenue in subsequent years in accordance with generally accepted accounting principles. These non-cash deferral adjustments may have a significant negative impact on reported net income, although there is expected to be no material impact on funds from operations.
     Equity LifeStyle Properties, Inc. owns or has an interest in 309 quality properties in 28 states and British Columbia consisting of 111,997 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
     This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility;

•	in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing;

•	our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions;

•	our assumptions about rental and home sales markets;

•	the completion of pending acquisitions and timing with respect thereto;

•	ability to obtain financing or refinance existing debt;

•	the effect of interest rates;

•	whether we will consolidate Privileged Access and the effects on our financials if we do so; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.